Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3ASR and related Prospectus of Arcos Dorados Holdings Inc. for the registration of common stock and to the incorporation by reference therein of our report dated April 2, 2012 with respect to the consolidated financial statements of Arcos Dorados Holdings Inc. included in its Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference therein of our report dated March 8, 2013 with respect to the consolidated financial statements of Arcos Dorados Holdings Inc. included in its Form 6-K dated March 8, 2013, furnished to the Securities and Exchange Commission.

Buenos Aires, Argentina
March 26, 2013

/s/ Pistrelli, Henry Martin y Asociados S.R.L.
PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global